Exhibit 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 – USA	Tel. 978-352-2200 www.ufpt.com Contact: Ron Lataille

FOR IMMEDIATE RELEASE

March 6, 2008

UFP TECHNOLOGIES ANNOUNCES RECORD PROFITS FOR 2007

Georgetown, Mass., March 6, 2008.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $4.2 million, or $0.71 per diluted common share outstanding for its fiscal year ended December 31, 2007. This represents a substantial improvement over 2006 net income of $2.5 million or $0.45 per diluted common share outstanding.  2007 sales of $93.6 million were nearly equal to 2006 sales of $93.7 million.  For its fourth quarter ended December 31, 2007, the Company reported net income of $1.8 million or $0.30 per diluted common share outstanding, roughly doubling its 2006 fourth quarter net income of $845,000, or $0.15 per diluted common share outstanding.  Sales for the fourth quarter were $25.5 million, or 9.1% higher than 2006 fourth quarter sales of $23.3 million.

“I am very pleased with our performance in 2007,” said R. Jeffrey Bailly, Chairman, CEO and President.  “Our record profits are largely due to success in improving the quality of our book of business, combined with a continued reduction in our manufacturing costs.  We replaced lower margin business with higher value, higher margin applications, while our manufacturing initiatives helped to streamline operations, increase efficiencies, and improve our competitive position.”

“I am also excited about our recent acquisition of Stephenson & Lawyer (“S&L”),” Mr. Bailly continued.  “In addition to the strategic importance of S&L’s complementary products, this move should foster top-line growth and allow us to further leverage our size and national presence. Our combined management teams have already made great progress integrating the two organizations, improving S&L’s operating margins, and rejuvenating its new business pipeline.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastics.  The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies.  The Company primarily serves the automotive, computers and electronics, medical, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s prospects, anticipated advantages the Company expects to realize from its acquisition and integration of Stephenson & Lawyer, the Company’s growth potential and the Company’s strategies for growth, including by way of acquisition.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, including Stephenson & Lawyer, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share data)

	Three Months Ended		Twelve Months Ended
	(unaudited)
	31-Dec-07	31-Dec-06	31-Dec-07	31-Dec-06
Net sales	$25,465	$23,337	$93,595	$93,749
Cost of sales	18,342	18,445	70,785	74,512
Gross profit	7,123	4,892	22,810	19,237
SG&A	4,139	3,360	15,563	14,183
Operating income	2,984	1,532	7,247	5,054
Interest expense, other income & expenses	82	217	504	1,046
Income before income taxes	2,902	1,315	6,743	4,008
Income taxes	1,125	470	2,584	1,493
Net income	$1,777	$845	$4,159	$2,515
Weighted average shares outstanding	5,375	5,151	5,307	5,023
Weighted average diluted shares outstanding	6,022	5,686	5,861	5,571
Per Share Data
Net income per share outstanding	$0.33	$0.16	$0.78	$0.50
Net income per diluted share outstanding	$0.30	$0.15	$0.71	$0.45

Consolidated Condensed Balance Sheets

($ in thousands)

	31-Dec-07	31-Dec-06
Assets:
Current assets	$28,575	$20,374
Net property, plant, and equipment	9,492	10,137
Other assets	7,486	8,526
Total assets	$45,553	$39,037
Liabilities and stockholders’ equity:
Current liabilities	$13,623	$12,138
Long-term debt	6,271	6,921
Other liabilities	1,416	1,353
Total liabilities	$21,310	$20,412
Total stockholders’ equity	24,243	18,625
Total liabilities and stockholders’ equity	$45,553	$39,037